Exhibit 4.4

FIFTH AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS FIFTH AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this “Fifth Amendment”) is made and entered into effective as of the      day of         , 2010 by and among FNDS3000 Corp., a Delaware corporation (the “Company”), and Sherington Holdings, LLC (the “Investor”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement (as defined below).

W I T N E S S E T H

WHEREAS, the Company and the Investor have entered into that certain Registration Rights Agreement dated January 6, 2009 (the “Original Agreement”) as amended by that certain First Amendment to Registration Rights Agreement dated July 1, 2009 (the “First Amendment”) and that certain Second Amendment to Registration Rights Agreement dated November 2, 2009 (the “Second Amendment”), and that certain Third Amendment to Registration Rights Agreement dated November 30, 2009 (the “Third Amendment”), and that certain Fourth Amendment to Registration Rights Agreement dated April 8, 2010 (the “Fourth Amendment”) and, collectively with the Original Agreement, the First Amendment and the Second Amendment, the “Agreement”); and

WHEREAS, the Parties have amended and restated that certain Third Amended and Restated Warrant to Purchase Common Stock of the Company dated November 30, 2009 by entering into that certain Fourth Amended and Restated Warrant to Purchase Common Stock of the Company, of even date herewith (the “Fourth Amended and Restated Warrant”), to specify the amount of shares of Common Stock initially issuable upon the exercise thereof and to change the circumstances under which such Fourth Amended and Restated Warrant may be exercised for Common Stock (such number of shares of Common Stock, as may be adjusted pursuant to the terms of the Fourth Amended and Restated Warrant, the “Warrant Shares”); and

WHEREAS, the Parties wish to continue to provide registration rights for the benefit of the Investor and its successors and assigns with respect to the Warrant Shares.

NOW, THEREFORE, for and in consideration of the mutual promises of the Parties as set forth herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1

Amendments to the Agreement

1.1 Section 1.13 of the Agreement is hereby deleted in its entirety and replaced with the following:

“1.13 “Shares” shall mean the Common Shares, the New Common Shares (as defined in the First Amendment), the Warrant Shares (as defined in this Fifth Amendment), the New Warrant Shares (as defined in the First Amendment), the Conversion Shares (as defined in the Second Amendment), the Fall 2009 Common Shares (as defined in the Second Amendment), the Fall 2009 Warrant Shares (as defined in the Second Amendment), the April 2010 Conversion Shares (as defined in the Fourth Amendment), the April 2010 Warrant Shares (as defined in the Fourth Amendment) and any shares of Common Stock hereafter acquired by Investor or its affiliates, as such term is defined in the Securities Act.”

Article 2

Miscellaneous

2.1 Counterparts; Facsimile Signatures. This Fifth Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Fifth Amendment, and any telecopy or other facsimile transmission of any signature of a Party shall be deemed an original and shall bind such Party.

2.2 Nature of Amendment. This Fifth Amendment contains the entire agreement of the Parties with respect to the specific subject matter hereof and supersedes all prior written or oral correspondence between the Parties and their representatives (including emails) regarding the specific subject matter hereof.

2.3 Ratification of Agreement. Except as expressly set forth in this Fifth Amendment, all other provisions of the Agreement remain unchanged and in full force and effect.

2.4 Amendments. No amendment to the terms and conditions of this Fifth Amendment shall be valid and binding on the Parties unless made in writing and signed by an authorized representative of each of the Parties.

2.5 Waiver. No waiver of any provision of this Fifth Amendment, or breach hereof, shall be effective unless it is in writing, signed by the Party waiving such provision.

2.6 Governing Law. This Fifth Amendment shall be interpreted in accordance with the substantive and procedural laws of the State of Delaware, without regard to its choice of laws rules which may dictate the application of the laws of another jurisdiction.

[signatures on following page]

IN WITNESS WHEREOF, the undersigned Investor and the Company have caused this Fifth Amendment to be duly executed as of the date first above written.

FNDS3000 CORP.

/s/ John Hancock
By: John Hancock
Title: CEO

SHERINGTON HOLDINGS, LLC

/s/ Raymond L. Goldsmith
By: Raymond L. Goldsmith
Title: Sole Member

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